Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated January 5, 2009
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3A2

Principal Amount (in Specified Currency): $307,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: January 5, 2009

Original Issue Date: January 8, 2009

Stated Maturity Date: January 9, 2012

Initial Interest Rate: Three month LIBOR determined on January 6, 2009 plus 3.50%, accruing from January 8, 2009

Interest Payment Period: Quarterly

Interest Payment Dates: The 9th of each January, April, July and October and on the Stated Maturity Date, commencing April 9, 2009

Net Proceeds to Issuer: $306,723,700

Agents' Discount or Commission: 0.09%

Agents: Barclays Capital Inc.
       Credit Suisse Securities (USA) LLC
       Deutsche Bank Securities Inc.
       HSBC Securities (USA) Inc.
       Loop Capital Markets, LLC

Agents' Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 3.50%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: April 9, 2009
Interest Rate Reset Period: Quarterly
Interest Reset Dates: The 9th of each January, April, July and October, commencing April 9, 2009
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  No

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment
Agreement dated January 5, 2009 (the "Barclays Appointment Agreement") between TMCC and Barclays Capital Inc. ("Barclays"), Barclays, acting as principal, has agreed to purchase and TMCC has agreed to sell to Barclays $257,000,000 principal amount of the Notes (the "Barclays Notes") at 99.91% of such principal amount. Barclays will receive a discount or commission equal to 0.09% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated January 5, 2009 (the "Credit Suisse Appointment Agreement") between TMCC and Credit Suisse Securities (USA) LLC ("Credit Suisse"), Credit Suisse, acting as principal, has agreed to purchase and TMCC has agreed to sell to Credit Suisse $26,000,000 principal amount of the Notes (the
"Credit Suisse Notes") at 99.91% of such principal amount. Credit Suisse will receive a discount or commission equal to 0.09% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated January 5, 2009 (the "Loop Appointment Agreement") between TMCC and Loop Capital Markets, LLC ("Loop"), Loop, acting as principal, has agreed to purchase and TMCC has agreed to sell to Loop $2,000,000 principal amount of the Notes (the "Loop Notes") at 99.91% of such principal amount. Loop will receive a discount or commission equal to 0.09% of such principal amount.

Under the terms and subject to the conditions of the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. ("Deutsche Bank"), HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time (the "Distribution Agreement"), Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell to Deutsche Bank $20,000,000 principal amount of the Notes (the "Deutsche Bank Notes") at 99.91% of such principal amount. Deutsche Bank will receive a discount or commission equal to 0.09% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, HSBC Securities (USA) Inc. ("HSBC"), acting as principal, has agreed to purchase and TMCC has agreed to sell to HSBC $2,000,000 principal amount of the Notes (the "HSBC Notes") at 99.91% of such principal amount. HSBC will receive a discount or commission equal to 0.09% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference into the Barclays Appointment Agreement, the Credit Suisse Appointment Agreement and the Loop Appointment Agreement, the obligations of Barclays, Credit Suisse, Loop, Deutsche Bank and HSBC to purchase the Barclays Notes, the Credit Suisse Notes, the Loop Notes, the Deutsche Bank Notes and the HSBC Notes, respectively, are several and not joint, and in the event of a default by any of Barclays, Credit Suisse, Loop, Deutsche Bank or HSBC, TMCC will issue the Notes to the other dealers only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Barclays, Credit Suisse, Loop, Deutsche Bank and HSBC is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.